Exhibit 99.2

G-III TO ACQUIRE DONNA KARAN INTERNATIONAL FROM LVMH

New York, NY and Paris, July 25, 2016 – G-III Apparel Group, Ltd. (NASDAQ:GIII), a leading designer, manufacturer and marketer of branded apparel and accessories, and LVMH Moët Hennessy Louis Vuitton (LVMH.PA), the world’s leading high quality products group, today announced that they have entered into a definitive agreement under which G-III will acquire Donna Karan International, Inc., parent of the Donna Karan and DKNY brands and owned by LVMH, in a transaction with an enterprise value of $650 million, subject to customary adjustments at closing. The transaction is expected to close in late 2016 or early 2017.

Morris Goldfarb, Chairman, Chief Executive Officer and President of G-III, said, “Donna Karan International is an iconic global fashion company. Its lifestyle aesthetic resonates well with consumers throughout the world. We are excited to build upon its strong foundation as we seek to capitalize on a significant market opportunity. Donna Karan brings increased scale and diversification, while providing incremental growth on top of our portfolio of some of the best fashion brands in the world. We believe we are well positioned to create and sustain additional value for our shareholders, partners, and customers.”

Toni Belloni, Group Managing Director of LVMH, said, “Donna Karan International has a deep heritage, global recognition, and renewed energy. We believe the DKNY brand has a dynamic position in the market, and when G-III approached us about acquiring the brand, we concluded that the time was right and that G-III was the right steward going forward. We are pleased to have reached an agreement with G-III, a company that has the expertise and capabilities to broaden the brand’s distribution and take it to its next level of success. We are grateful to CEO Caroline Brown, creative directors Maxwell Osborne and Dao-Yi Chow, and the entire management and design teams for the strategic actions that created a platform to support DKNY’s continued growth.”

G-III does not plan to update its financial guidance to reflect the effect of the acquisition until it has closed, although G-III further noted that, excluding purchase accounting charges and other adjustments, it preliminarily expects the acquisition to be dilutive in the fiscal year ending January 31, 2018, and accretive thereafter.

G-III plans to fund the acquisition through new indebtedness, $75 million of newly issued G-III common stock to LVMH, and a $75 million 6½ year seller note. In connection with the acquisition, G-III has obtained financing commitments from Barclays and JPMorgan Chase Bank, N.A. for a $525 million ABL credit facility and a $450 million 6-year term loan. The closing of the transaction is not subject to financing conditions.

Barclays is acting as exclusive financial advisor to G-III. Norton Rose Fulbright US LLP and Simpson Thacher & Bartlett LLP are acting as legal advisors to G-III. Barack Ferrazzano Kirschbaum & Nagelberg LLP is acting as legal advisor to LVMH.

About G-III

G-III is a leading manufacturer and distributor of apparel and accessories under licensed brands, owned brands and private label brands. G-III’s owned brands include Vilebrequin, Andrew Marc, Marc New York, Bass, G.H. Bass, Weejuns, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Hands High, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

About LVMH

LVMH Moët Hennessy Louis Vuitton is represented in Fashion and Leather Goods by a portfolio of brands that includes Louis Vuitton, Céline, Loewe, Kenzo, Givenchy, Thomas Pink, Fendi, Emilio Pucci, Donna Karan, Marc Jacobs, Berluti, Nicholas Kirkwood and Loro Piana. Its Wines and Spirits division includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d’Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Hennessy, Glenmorangie, Ardbeg, Wenjun, Belvedere, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton et Numanthia. LVMH is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Parfums Kenzo, Perfumes Loewe as well as other promising cosmetic companies (BeneFit Cosmetics, Make Up For Ever, Acqua di Parma and Fresh). LVMH is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, la Samaritaine and Royal Van Lent. LVMH's Watches and Jewelry division comprises Bulgari, TAG Heuer, Chaumet, Dior Watches, Zenith, Fred, Hublot and De Beers Diamond Jewellers Ltd, a joint venture created with the world’s leading diamond group.

Certain information included in this release is forward looking and is subject to important risks and uncertainties and factors beyond our control or ability to predict, that could cause actual results to differ materially from those anticipated, projected or implied. It only reflects our views as of the date of this presentation. No undue reliance should therefore be based on any such information, it being also agreed that we undertake no commitment to amend or update it after the date hereof.

G-III Investor Relations & Media Contact

ICR, Inc.

James Palczynski, 203-682-8229

or

G-III

Neal S. Nackman, 212-403-0500

Chief Financial Officer

LVMH Contacts

Analysts and investors:	Chris Hollis LVMH	+ 33 1.4413.2122

Media:
US:	James Fingeroth/Molly Morse/Anntal Silver	+1 212.521.4800
Kekst
France :	Michel Calzaroni/Olivier Labesse/ Sonia Fellmann/Hugues Schmitt	+ 33 1.4070.1189
DGM Conseil

UK:	Hugh Morrison / Charlotte McMullen	+44 7921.881.800
Montfort Communications
Italy:	Michele Calcaterra/ Matteo Steinbach	+39 02 6249991
SEC and Partners